Exhibit 99.1

Investor Relations
605.362.5140

Meta Financial Group, Inc.® Reports Results for Fiscal 2016 First Quarter

2016 Q1 Net Income $4.1 million, a 13% increase over 2015 Q1
New Credit Products Launched

Sioux Falls, South Dakota – January 28, 2016, Meta Financial Group, Inc.® (“MFG,” “Meta” or the “Company”)

Transactional Highlights for the fiscal 2016 first quarter ended December 31, 2015

New Products:
•	Tax refund-related credit: MetaBank (“MetaBank” or the “Bank”) launched a new credit advance product available to eligible customers of our Refund Advantage Electronic Return Originators (“EROs”) and Liberty Tax franchisees. The product is offered with no incremental fees or interest charges to the borrower (with the tax preparer paying applicable fees) and repayments are contingent upon receipt of future tax refunds. This solution provides our network of over 10,000 EROs and Liberty Tax franchisees with an opportunity to attract new clients to their current customer base. Activity for the program is expected to materialize in January 2016 and continue through the tax season. The Bank also plans to offer additional new credit products in 2016.

•	ClearBalance Partnership: During the first quarter, the Bank entered into an agreement with ClearBalance, one of the healthcare industry’s leading providers of consumer-friendly patient loans. The Bank will provide commercial financing for a number of ClearBalance’s loan programs, and will help bring better financial solutions to patients who struggle with healthcare costs.
Capital Raise:
•	On December 17, 2015, Meta closed previously announced private placement transactions to accredited investors, issuing an aggregate of 266,430 shares of its common stock for consideration of approximately $11.7 million. Meta is using the net proceeds from this stock issuance to support increased balance sheet growth and costs associated with recently executed agreements with multiple payment solutions providers.

Operation HOPE:
•	On November 9, 2015, the Bank announced that it had enhanced its partnership with financial dignity nonprofit Operation HOPE to establish financial literacy education programs and counseling services to cardholders over the next four years. With this partnership, MetaBank joins Operation HOPE’s national mission to empower the underserved.

Quarter End Results:
•	MFG’s fiscal 2016 first quarter net income totaled $4.1 million versus $3.6 million in the first quarter of fiscal 2015. Excluding $1.4 million of acquisition-related expenses, including amortization of intangibles and the tax effect of these items of $0.5 million, fiscal 2016 first quarter earnings after tax would have been $5.0 million. This $5.0 million also includes $1.6 million of pre-tax operating losses for our newly acquired Refund Advantage business. While expenses are spread throughout the year, we expect to see substantial growth in our fiscal 2016 second quarter net income as the Refund Advantage business realizes substantially all of its earnings in that quarter.

•	Net interest income was $17.6 million in the first quarter of fiscal 2016, an improvement of $4.0 million, or 29%, compared to $13.6 million in the first quarter of fiscal 2015. The increase was primarily driven by growth in loans receivable and by growth in volumes and rates realized in other investments, particularly high credit quality, tax exempt municipal securities.

•	MFG’s fiscal 2016 first quarter average assets grew to $2.69 billion, compared to $2.11 billion in the fiscal 2015 first quarter, an increase of 27%. Growth in loans and additions to the securities portfolio were primarily facilitated by 25% growth in our Meta Payment Systems (“MPS”) average deposits.

•	Total loans, net of allowance for loan losses, increased $30.8 million, or 4%, to $737.1 million at December 31, 2015, compared to September 30, 2015. This increase primarily relates to growth in traditional bank loans of $25.1 million and MPS loans of $9.2 million, including $7.6 million related to Refund Advantage ERO operating loans. The first fiscal quarter is typically a lower growth quarter and the Company expects robust loan growth in fiscal 2016 similar to what was seen in fiscal 2015. Total loans, net of allowance for loan losses, increased $146.7 million, or 25%, from December 31, 2014. This increase primarily relates to growth in traditional bank loans of $142.4 million.

•	Non-performing assets (“NPAs”) were 0.22% of total assets at December 31, 2015, compared to 0.31% at September 30, 2015, and 0.33% at June 30, 2015.

•	Overall cost of funds for the Company averaged 0.12% during the fiscal 2016 first quarter, compared to 0.14% for the prior year first quarter. The Company’s low cost of funds is driven by non-interest bearing deposits generated by MPS. Total MPS first quarter 2016 average non-interest bearing deposits increased by $335.9 million, or 24%, compared to the same period in 2015, due to growth in existing prepaid card programs and the addition of several new business partners.

•	The Company’s average non-interest bearing deposits at December 31, 2015 accounted for approximately 89% of its total average deposits and increased by 24%, or $341.9 million, for the first quarter of fiscal 2016 compared to the first quarter of fiscal 2015, further enhancing the Company’s competitive advantage over traditional deposit-gathering institutions.

•	Tangible book value per common share outstanding increased by $1.33, or 5%, to $25.93 per share at December 31, 2015, from $24.60 per share at September 30, 2015. This increase is primarily attributable to increases in additional paid-in capital due to the Company’s first quarter capital raise. The tangible book value per common share outstanding, excluding accumulated other comprehensive income (“AOCI”) was $25.45 as of December 31, 2015, compared to $24.30 as of September 30, 2015. Book value per common share outstanding increased by $0.86, or 3%, to $34.10 per share at December 31, 2015, from $33.24 per share at September 30, 2015.

•	Return on average assets (“ROA”) for the three months ended December 31, 2015, was 0.60%, compared to 0.68% for the same period in fiscal 2015. ROA for the three months ended December 31, 2015 would have been 0.74%, after giving effect to the aforementioned expense exclusions. Given the increased cyclicality with Refund Advantage and the launch of new products, we expect ROA to increase for the last nine months of the fiscal year.

•	Return on average equity (“ROE”) for the three months ended December 31, 2015, was 5.91%, compared to 8.04% for the same period in fiscal 2015. ROE for the three months ended December 31, 2015 would have been 7.21%, after giving effect to the aforementioned expense exclusions. Given the increased cyclicality with Refund Advantage and the launch of new products, we expect ROE to increase for the last nine months of the fiscal year.

•	Card fee income increased $2.2 million, or 17%, for the fiscal 2016 first quarter when compared to the same quarter in fiscal 2015, further accelerating growth seen in the prior fiscal year. This increase is primarily due to the addition of new and increased business from existing business partners.

“Meta has been busy preparing for tax season and the exciting launch of our new products,” said Chairman and CEO J. Tyler Haahr.  “We are deploying our new consumer tax refund credit products throughout Refund Advantage’s network of EROs and through Liberty Tax franchisees. As virtually all of Refund Advantage’s earnings are expected in the second quarter, the launch of these consumer credit products is timely.  In addition to business development, we continue to support our mission of financial inclusion for everyoneTM, as we entered into a $1 million partnership with Operation Hope in order to provide cardholders with financial guidance and support for financial literacy.

We also issued $11.7 million of common stock in December 2015 to help support additional expected growth opportunities and costs associated with our new payment solution providers. We do not expect any additional capital raises in the immediate future, absent potential additional acquisitions, and are pleased that our shareholders have been willing and able to reinvest in the vision of our Company.

We signed updated contracts with multiple MPS partners this quarter, and now have agreements with all of our top ten income-generating partners through at least the end of the decade.  We think this is a testament to their belief in the outstanding service Meta provides and their excitement about what we can do to enhance their businesses in the future.

We are looking forward to the rest of the fiscal year, believing that the heavy investments we have made into MPS products and expected improving efficiencies will start to translate into increased earnings.  Average deposits have increased 25% in the first quarter alone, and our net interest margin (“NIM”) continues to expand.   We are excited that our customers will be able to benefit from our new product launches and will continue to benefit throughout fiscal 2016 with more new products ready to be launched during the year.”

Summary Financial Data *	Three Months Ended
	12/31/2015	9/30/2015	12/31/2014
Net Interest Income - millions	$17.6	$15.7	$13.6
Non Interest Income - millions	16.8	15.1	12.7

Net Income - millions	4.1	4.6	3.6
Diluted Earnings per Share	0.49	0.63	0.58

Net Interest Margin	3.21%	3.09%	3.00%
Non-Performing Assets - % of Total Assets	0.22%	0.31%	0.10%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue
Total revenue for the fiscal 2016 first quarter was $34.4 million, compared to $26.3 million for the same quarter last year, an increase of $8.1 million, or 31%, primarily due to growth in other investment securities, card fee income, and loans.

Net Income
The Company recorded net income of $4.1 million, or 49 cents per diluted share, for the three months ended December 31, 2015, compared to net income of $3.6 million, or 58 cents per diluted share, for the same period in fiscal year 2015.  The increase in net income was primarily due to increases of $4.1 million in non-interest income and $4.0 million in net interest income, offset by an increase of $7.6 million in non-interest expense.  Due to the cyclical nature of Refund Advantage’s business, with substantially all income being realized in the Company’s fiscal second quarter, expenses tend to outpace income in the remaining three quarters.

Net Interest Income
Net interest income for the fiscal 2016 first quarter was $17.6 million, up $4.0 million, or 29%, from the same quarter last year, primarily due to growth in loan volume.  Additionally, the overall increase was driven by higher volumes and yields attained from other investments, primarily high credit quality tax-exempt municipal bonds.

Net Interest Margin
NIM increased from 3.00% in the fiscal 2015 first quarter to 3.21% in the fiscal 2016 first quarter.  This expansion in NIM relates to a better mix of interest-earning assets, high credit quality loan volume, and purchases of tax-exempt municipal securities continued to increase.  The Company continued to execute its strategy of redeploying government-related mortgage backed security (“MBS”) investments and prepayments in addition to new MPS deposits to fund higher yielding loan receivables and high credit quality, tax exempt municipal securities.  NIM expanded from 3.09% in the Company’s fourth quarter ended September 30, 2015, to 3.21% in the first quarter ended December 31, 2015, due to the items mentioned above and a tailwind effect of security portfolio restructurings executed in the fiscal 2015 fourth quarter.

Overall, tax equivalent yield (“TEY”) on average earning assets increased by 20 basis points in the fiscal 2016 first quarter, compared to the fiscal 2015 first quarter, primarily driven by improved earning asset mix, including a 38% increase in average balance within the loan portfolio, and increased yields and volumes achieved in other investments, particularly the tax exempt municipal securities.  The yield achieved on our growing loan portfolio is much higher than similar duration investments, particularly for the AFS/IBEX loans, making the increased loan portfolio asset mix more desirable.   The fiscal 2016 first quarter TEY on MBS decreased by two basis points as longer term interest rates experienced significant volatility.  However, we believe the MBS portfolio is well -positioned in the current environment for yield expansion should longer term interest rates increase.  Non-MBS investment securities yields increased by 22 basis points, compared to the same prior year quarter.  The fiscal 2016 first quarter TEY on the securities portfolio increased by 21 basis points compared to the comparable prior year quarter driven by larger volumes and yields achieved in non-MBS, particularly the high credit quality, tax exempt securities.  Furthermore, the increase in non-interest-bearing liabilities also drove the improvement in NIM, and highlights the competitive advantage of the growing MPS deposit base, particularly if interest rates rise.

The Company’s average interest- earning assets for the fiscal 2016 first quarter grew by $490.4 million, or 24%, to $2.52 billion, from the same quarter last year, primarily from growth in the loan and securities portfolios of $201.5 million and $288.9 million, respectively.

Overall, the cost of funds for all deposits and borrowings averaged 0.12% during the fiscal 2016 first quarter, compared to 0.14% for the prior year first quarter.  This primarily resulted from continued growth in non-interest-bearing deposits generated by MPS programs.  The Company believes its growing, lower, and more stable cost of funds are distinct and significant competitive advantages, both now and even more so if interest rates rise.  During a rising rate environment, the Company anticipates that its cost of funds will likely remain low and increase less than at many other banks.  The Company has potential for significantly improved NIM in future periods due to asset yield increases, the renewal of short term AFS/IBEX loans at potentially higher rates, and high coupon MBS realized yield increases, as well as new non-interest -bearing deposits being deployed at higher rates.

Non-Interest Income
Fiscal 2016 first quarter non-interest income of $16.8 million increased $4.1 million, or 33%, from $12.7 million in the same quarter of 2015, primarily due to increased card fee income from new and existing business partners of $2.2 million, or 17%, and a prior period loss on sale of securities available for sale of $1.3 million.

Non-Interest Expense
Non-interest expense increased $7.6 million, or 34%, to $30.0 million for the fiscal 2016 first quarter, compared to $22.4 million for the same period in fiscal 2015.  Compensation expense increased $4.1 million, other expense increased $2.1 million, and occupancy and equipment expense increased $0.8 million.  Other expense increased primarily due to $1.1 million in amortization of intangibles and $0.3 million in regulatory expenses, mostly from an increase in FDIC insurance, due to brokered deposit classification guidance, and higher deposit balances. Compensation increases are due mainly to the Refund Advantage transaction, additional product development and IT developer staffing to support the Company’s growth initiatives, the AFS/IBEX transaction, and to prepare for other potential growth opportunities.  There was one large processor conversion in the quarter related to a new program manager that also impacted expenses.  We expect the percentage increase in compensation expense to decline later in fiscal 2016 and in fiscal 2017, excluding compensation increases related to potential acquisitions.

Income tax benefit for the fiscal 2016 first quarter was $0.5 million, or an effective tax rate of (12.9%), compared to tax expense of $0.2 million, or an effective tax rate of 5.0%, for the fiscal 2015 first quarter.  The decrease in the effective tax rate is mainly due to an increase in tax-exempt income compared to pre-tax book income, highlighting one of the benefits of the growing tax-exempt municipal portfolio.  Meta anticipates an increased effective tax rate beginning in the second quarter of fiscal 2016 due to increased taxable income the remainder of the year.

Loans
Total loans, net of allowance for loan losses, increased $30.8 million, or 4%, to $737.1 million at December 31, 2015, as compared to September 30, 2015.  This increase primarily relates to growth in retail bank and premium finance loans of $25.1 million and MPS loans of $9.2 million, including $7.6 million related to Refund Advantage ERO operating loans.  Total loans, net of allowance for loan losses, increased $146.7 million, or 25%, from December 31, 2014.

The Company recorded a provision for loan losses of $0.8 million during the three months ended December 31, 2015, primarily due to loan growth and a specialty finance loan charge off.  The Company’s allowance for loan losses was $6.7 million, or 0.9% of total loans, at December 31, 2015, compared to an allowance of $6.3 million, or 0.9% of total loans, at September 30, 2015.

Credit Quality
MetaBank’s NPAs at December 31, 2015, were $6.6 million, representing 0.22% of total assets, compared to $7.8 million and 0.31% of total assets, at September 30, 2015.  Consistent with September 30, 2015, there were no NPAs within the Payments segment at December 31, 2015.

Investments
Total investments and MBS increased by $149.4 million, or 9%, to $1.75 billion at December 31, 2015, as compared to September 30, 2015.  During the three months ended December 31, 2015, investment securities increased $143.9 million, primarily from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities, and MBS increased by $5.6 million as purchases exceeded sales and pay downs.

Average TEY on the securities portfolio increased 21 basis points in the first quarter of 2016 from the same quarter of 2015.  Yields improved on non-MBS investment securities by 22 basis points in the first quarter of 2016 over the same quarter of 2015, mainly due to increased yields from disciplined, timely purchases of high credit quality, tax–exempt, NBQ municipal securities as well as a new tax-exempt security type that passes principal and tax exempt interest directly from, and is backed by and convertible into, a Ginnie Mae MBS pool. The conversion would only take place should the bondholder request it.  Yields decreased within MBS by two basis points in the first quarter of fiscal 2016 from the same quarter of fiscal 2015 as interest rates on the longer end of the yield curve remained volatile. As discussed above, recent MBS portfolio restructurings provided a boost to MBS yields in the fiscal 2016 first quarter because the recent restructuring provided for higher current MBS yields and was not in place for a full month as of the fiscal 2015 fourth quarter end.  This restructuring was a leading factor aiding expansion of MBS yields by 26 basis points from the fiscal 2015 fourth quarter to the fiscal 2016 first quarter. The Company realized decreased premium amortization, and thus, higher yields, with the restructurings. Focus remains on minimizing prepayment speed increases by selecting agency MBS that have certain characteristics intended to make the Company’s agency MBS holdings less susceptible to these increased prepayment speeds, while still allowing yields to increase significantly if interest rates increase from current levels.

The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S Government-related MBS as well as AAA and AA rated NBQ municipal bonds; however, the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise.  With the Company’s large volume of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits and Other Liabilities
Total average deposits for the fiscal 2016 first quarter increased by $322.5 million, or 20%, compared to the same period in fiscal 2015.  Total end-of-period deposits increased $911.5 million, or 55%, to $2.57 billion at December 31, 2015, compared to September 30, 2015, some of which increase related to payroll processing timing, with the remainder primarily related to the increase in non-interest bearing deposits, offset by a planned decrease in CDs.  Average non-interest bearing checking deposits for the fiscal 2016 first quarter were up $341.9 million, or 24%, compared to the same period in fiscal 2015.  The average balance of total deposits and interest-bearing liabilities was $2.38 billion for the three-month period ended December 31, 2015, compared to $1.92 billion for the same period in fiscal 2015.

Business Segment Performance
In the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, the Company reported its results of operations through three business segments: Meta Payment Systems, Retail Bank, and Other.  Effective October 1, 2015, to align the segments with how it began managing the operations of the Company in fiscal year 2016, the Company changed its basis of presentation for segments, and following such change, reports its results of operations through the following three business segments: Payments, Banking, and Corporate Services/Other.  Certain shared services, including the investment portfolio, included in the former Retail Bank segment, are now included in the Corporate Services/Other segment.  AFS/IBEX and Refund Advantage were previously and are currently included in the Banking and Payments segments, respectively.

In addition, certain management accounting methodologies, including the treatment of intersegment assets and liabilities, and related allocations, were refined.  Prior periods have been reclassified to conform to the current period presentation for all segment reporting, and will be appropriately disclosed as such in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2016.

Payments
For the fiscal 2016 first quarter, Payments recorded net income before tax of $1.2 million, compared to $2.0 million during the same period last fiscal year.  This decrease is primarily due to higher investments in personnel to prepare for, and leverage, anticipated future growth and to develop and market new products and services (including the previously discussed new credit products), and due to Refund Advantage operating expenses, offset in part by increased card fee income.  Total first quarter 2016 average Payments-generated deposits increased by $351.3 million, or 25%, due to growth in prepaid card programs, compared to the same quarter in fiscal 2015.

Banking
The Banking segment recorded net income before tax of $3.5 million for the first quarter of fiscal 2016, compared to $1.9 million in the first quarter of fiscal 2015.  The increase was primarily driven by growth in loans receivable and the related interest income.

Capital Ratios
At December 31, 2015, both the Company and the Bank exceeded federal regulatory minimum capital requirements to remain classified as well-capitalized institutions.  The Company took the AOCI opt-out election; under the new rule, non-advanced approach banking organizations were given a one-time option to exclude certain AOCI components.  The Company’s Tier 1 (core) capital to adjusted total assets ratio was 9.13%, compared to a well-capitalized requirement of 5.0%; its Common Equity Tier 1 (“CET1”) capital to risk-weighted assets ratio was 20.38%, compared to a well-capitalized requirement of 6.5%; the Company’s Tier 1 (core) capital to risk-weighted assets ratio was 20.98%, compared to the well-capitalized requirement of 8.0%; and its total capital to risk-weighted assets ratio was 21.57%, compared to a well-capitalized requirement of 10.0%.  The Company’s Tier 1 (core) capital to average adjusted total assets ratio was 9.13%.  The foregoing capital amounts and ratios are estimated.

MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio for the quarter was 8.27%.

The table below includes certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies.  Management reviews these measures along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity.

Regulatory Capital Data (1)
	Company		Bank		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement to Be Well Capitalized Under Prompt Corrective Action Provisions
At December 31, 2015	Actual Amount	Ratio	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)

Tier 1 (core) capital (to adjusted total assets)	$240,816	9.13%	$217,728	8.27%	$105,301	4.00%	$131,627	5.00%
Common equity Tier 1 (to risk-weighted assets)	233,870	20.38	217,728	18.98	51,627	4.50	74,572	6.50
Tier 1 (core) capital (to risk-weighted assets)	240,816	20.98	217,728	18.98	68,836	6.00	91,781	8.00
Total qualifying capital (to risk-weighted assets)	247,558	21.57	224,470	19.57	91,781	8.00	114,726	10.00

(1) Regulatory capital amounts and ratios are estimated.

The following table provides a reconciliation of the amounts included in the table above.

Standardized Approach (1)
December 31, 2015
(Dollars in Thousands)

Total equity	$289,577
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	36,416
LESS: Certain other intangible assets	12,967
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	2,243
LESS: Net unrealized gains (losses) on available-for-sale securities	4,081
Common Equity Tier 1 (1)	233,870
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	3,364
Total Tier 1 capital	240,816
Allowance for loan losses	6,742
Total qualifying capital	247,558

(1)	Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc.® (the “Company”) is the holding company for its wholly-owned subsidiary, MetaBank® (the “Bank”). The Bank is a federally-chartered savings bank which operates ten full-service branch banking offices in four market areas in Iowa and South Dakota:  Northwest Iowa, Brookings, Central Iowa, and Sioux Empire, one non-retail service branch in Memphis, Tennessee, and three non-branch offices located in Texas, California and Kentucky related to the Bank's AFS/IBEX and Refund Advantage operations. In addition, the Bank’s home office is located at 5501 South Broadband Lane in Sioux Falls, South Dakota.  Our Meta Payment Systems division offers prepaid cards and other payment industry products and services nationwide. Our AFS/IBEX division provides nationwide commercial insurance premium financing for business and insurance agencies and has two agency offices, one in Dallas, Texas, and one in Southern California.

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning.  You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects: the potential benefits of the acquisition of Fort Knox Financial Services Corporation and its wholly-owned subsidiary, Tax Product Services LLC (collectively, “Fort Knox”); important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees.  Actual results may differ materially from those contained in the forward-looking statements contained herein.  The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the businesses of the Bank and Fort Knox may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of Fort Knox products by the Bank may not be as high as anticipated; the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisition, including adverse effects on relationships with former or current employees of Fort Knox, may be greater than expected; regulatory reception to the Fort Knox business may not be as anticipated and the Company may incur unanticipated or unknown losses or liabilities on a post-acquisition basis, including risks similar to those expressed above, especially given the Company’s entry into a new line of business; the risk that the Company may incur unanticipated or unknown losses or liabilities as a result of the completion of the transaction with Fort Knox; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and other filings made with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made, from time to time, by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	December 31, 2015	September 30, 2015
Assets
Cash and cash equivalents	$293,147	$27,658
Investments and mortgage-backed securities	1,751,276	1,601,831
Loans receivable, net	737,128	706,255
Other assets	178,683	193,961
Total assets	$2,960,234	$2,529,705

Liabilities
Deposits	$2,569,043	$1,657,534
Other borrowings	69,317	561,317
Other liabilities	32,297	39,519
Total liabilities	2,670,657	2,258,370

Stockholders' equity	289,577	271,335
Total liabilities and stockholders' equity	$2,960,234	$2,529,705

Consolidated Statements of Operations

	For the Three Months Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2015	2014

Interest income	$18,275	$14,232
Interest expense	720	661
Net interest income	17,555	13,571
Provision for loan losses	786	48

Net interest income after provision for loan losses	16,769	13,523
Non-interest income	16,834	12,674
Non-interest expense	30,008	22,413

Income before income tax expense	3,595	3,784
Income tax expense (benefit)	(463)	189

Net income	$4,058	$3,595

Earnings per common share
Basic	$0.49	$0.58
Diluted	$0.49	$0.58

Selected Financial Information

For the Three Months Ended December 31,	2015	2014

Return on average assets	0.60%	0.68%
Return on average equity	5.91%	8.04%
Average shares outstanding for diluted earnings per share	8,284,255	6,239,356

At Period Ended:	December 31, 2015	September 30, 2015

Equity to total assets	9.78%	10.73%
Book value per common share outstanding	$34.10	$33.24
Tangible book value per common share outstanding	$25.93	$24.60
Tangible book value per common share outstanding excluding AOCI	$25.45	$24.30
Common shares outstanding	8,491,936	8,163,022
Non-performing assets to total assets	0.22%	0.31%